Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO COMPLETE A REVERSE SPLIT OF THE SERIES A PREFERRED STOCK OF NANO MOBILE HEALTHCARE, INC.
It is hereby certified that:

1. The current name of the corporation is Nano Mobile Healthcare, Inc. (the “Corporation”).

2. The Corporation filed its Certificate of Incorporation with the Delaware Secretary of State on January 9, 2015 under the name Vantage mHealthcare, Inc. and filed an Amendment to its Certificate of Incorporation with the Delaware Secretary of State on September 8, 2015 to change its name to Nano Mobile Healthcare, Inc. (as amended, the “Certificate”).  The Corporation filed an Amendment to its Certificate of Incorporation with the Delaware Secretary of State on March 5, 2018 increasing the number of common stock to 100,000,000,000 and changing the par value to $.00001 per share for the Common stock and the Preferred Stock and authorizing the Corporations reverse split of its common stock in a ratio of 1 for 10 to 1 for 100,000 with such ratio being determined by the Corporation’s Board of Directors.  The Corporation filed an Amendment to its Certificate of Incorporation with the Delaware Secretary of State on March 6, 2018 to provide for the reverse split of the Preferred Stock that was not completed when the common stock reverse split was accomplished on March 21, 2016

3. The Certificate of the Corporation is hereby amended as follows:

Article Fifth of the Corporation's Certificate is hereby amended replacing the following to the first and second paragraph of Section D:

Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, the shares of the Corporation's Common Stock and Preferred Stock issued and outstanding prior to March 21, 2016 at 5:00pm Eastern time (the "Effective Time") and the shares of Common Stock and Preferred Stock issued and held in treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of shares such that each ten (10) shares of the Corporation's issued and outstanding Common Stock and Preferred Stock immediately prior to the Effective Time are reclassified into one ( l) validly issued, fully paid and nonassessable share of Common Stock and Preferred Stock, without any further action by the Corporation or the holder thereof.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock and Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be submitted to the transfer agent to be automatically exchanged for certificates representing the appropriate number of whole shares of Common Stock and Preferred Stock after the Effective Time. No new certificates will be issued to a stockholder until such stockholder has surrendered all certificates representing shares of Common Stock and Preferred Stock that were issued and outstanding immediately prior to the Effective Time, together with a properly completed and executed letter of transmittal, to the transfer agent. Upon surrender of such certificates, new certificates evidencing and representing the number of whole shares of Common Stock and Preferred Stock after the Effective Time into which the shares of Common Stock and Preferred Stock formerly represented by such certificate shall have been reclassified shall be issued. Until surrendered all stock certificates representing shares of Common Stock and Preferred Stock that were issued and outstanding immediately prior to the Effective Time will be deemed to be cancelled."

4. This Certificate of Amendment to the Certificate was duly adopted pursuant to the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”).

5. Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of May 24, 2018.

NANO MOBILE HEATHCARE, INC.

By: /s/ Joseph C. Peters
Joseph C. Peters, Chief Executive Officer